Exhibit 99.3

Rule 438 Consent

     In accordance with Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a prospective director of Harleysville National Corporation in the registration statement on Form S-4 filed by Harleysville National Corporation with the Securities and Exchange Commission on or about September 27, 2007.

/s/ Brent L. Peters
Name:	Brent L. Peters
Date:	September 24, 2007